EXHIBIT 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harbinger Group Inc.:

We consent to the inclusion in the registration statement on Form S-4 and prospectus of Harbinger Group, Inc. of our report dated November 27, 2013, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2013 and 2012 and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for each of the years in the three-year period ended September 30, 2013, and the related financial statement schedule II, and to the reference to our firm under the heading “Experts” in the registration statement and prospectus.

Our report on the consolidated financial statements refers to a change in the method of presenting tax withholdings for share-based payment awards paid to a taxing authority on behalf of an employee from an operating activity to a financing activity within the consolidated statements of cash flows for all periods presented.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 6, 2013